Exhibit 99.1

OPENWAVE ELECTS KEN DENMAN AS CHIEF EXECUTIVE OFFICER

REDWOOD CITY, Calif. – November 6, 2008 – Openwave Systems Inc. (Nasdaq: OPWV), one of the world’s leading software innovators enabling revenue-generating personalized services which converge the mobile and broadband experience, today announced that Ken Denman, a member of the Company’s Board of Directors since April 2004, has been appointed as Openwave’s chief executive officer effective November 12. Mr. Denman, who will continue as a member of the Openwave Board,recently served as chairman and CEO of iPass, Inc. (Nasdaq: IPAS), and succeeds Bruce Coleman, Openwave’s Interim CEO since April 2008.

“Ken is a proven leader with a record of turning around enterprises and guiding them towards profitability,” said Charles Levine, Openwave’s chairman of the board. “The Board has worked closely with Mr. Denman and we are confident he has the executive leadership skills and industry experience to increase our already dominant presence in leading wireless and wired broadband operators around the world, and to expand our footprint with leading edge mobile internet and integrated messaging products.”

Under Mr. Denman’s leadership, iPass moved from a dial-up internet connectivity platform to a growing broadband opportunity, leading to 200% revenue growth and a successful initial public offering in 2004. In 2001, when Denman joined, iPass was a single-product company that had never made a profit and faced entrenched competition in a mature market. During the transformation, Mr. Denman led three strategic acquisitions that significantly broadened the company’s product portfolio, extended its technology foundation and fortified its engineering capabilities.

Mr. Denman’s career spans more than 20 years in the global telecommunications and IT industries. He served as senior vice president at MediaOne’s National Markets Group (now part of Comcast), where his teams exceeded new subscriber growth targets and dramatically reduced customer churn. He also served as chief operating officer of Media One’s International Wireless Group, leading international joint ventures including wireless operators, which became the market leaders in Poland, Hungary and The Czech Republic. He also was a board member of UK mobile operator One-to-One (now T-Mobile UK). As vice president and general manager of Wholesale Wireless Markets at U S WEST, Mr. Denman led a team that tripled revenues in just two years. Mr. Denman earned an M.B.A. degree from the University of Washington and a B.S. in Accounting from Central Washington University. Mr. Denman is a member of the advisory board of the Foster School of Business, at the University of Washington.

About Openwave

Openwave Systems Inc. (Nasdaq: OPWV) is one of the world’s leading innovators of software applications and infrastructure designed to enable revenue-generating, personalized services, including mobile analytics, content adaptation, mobile and broadband advertising, and a suite of unified messaging solutions.

As the communications industry intersects with the internet, Openwave software enables service providers to converge services, increasing the value of their networks by accelerating time to market and reducing the cost and complexity associated with new service deployment. Openwave’s unique product portfolio provides a complete range of mobile internet service management, messaging, and location based solutions. Openwave is a global company with a blue chip customer base spanning North America, Latin America, Australia and New Zealand, Asia, Africa, Europe, and the Middle East. Openwave is headquartered in Redwood City, California.

For more information please visit www.openwave.com.

Openwave and the Openwave logo are trademarks of Openwave Systems Inc. All other trademarks are the properties of their respective owners.

Cautionary Note Regarding Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1943 and Section 27A of the Securities Act of 1933, including, but not limited to, the aforementioned focus on network-based offerings and the anticipated impact on Openwave’s financial statements. These forward-looking statements are subject to many risks and uncertainties that could cause actual results to differ materially from those projected. Notwithstanding changes that may occur with respect to matters relating to any forward looking statements, Openwave assumes no obligation to update the forward-looking statements included in this press release.

For a detailed discussion of these and other cautionary statements, please refer to the risk factors discussed in the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”), including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008,and any subsequently filed reports. All documents also are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov or from Openwave’s website at www.openwave.com.

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For more information please contact:

Openwave Systems Inc.

Paula Holland

Public Relations

Paula.Holland@openwave.com

Tel: 650-480-5640